OAK ASSOCIATES FUNDS

POWER OF ATTORNEY

February 12, 2018

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned trustee and/or officer of Oak Associates Funds (the “Trust”) a business trust organized under the laws of the Commonwealth of Massachusetts, hereby constitutes and appoints Charles A. Kiraly, Maggie Bull and Bo J. Howell, each of them singly, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, to sign for him and in his name, place and stead, and in the capacity indicated below, to sign and all registration statements and all amendments thereto relating to the offering of the Trust’s shares under the provisions of the Investment Company Act of 1940 and/or the Securities Act of 1933, each such Act as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have executed this power of attorney as of the date first written above. This power of attorney may be executed in one or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

/s/ James D. Oelschlager	/s/ John G. Stimpson
James D. Oelschlager	John G. Stimpson

/s/ J. John Canon	/s/ Pauline F. Ramig
J. John Canon	Pauline F. Ramig

/s/ Michael R. Shade
Michael R. Shade